Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of July 28, 2022, by and between Bruush Oral Care Inc. (the “Company”) and Aneil Manhas (“Executive”).

RECITALS

A.	The Executive founded the Company and is knowledgeable with respect to the business of the Company.
B.	The Company desires to offer employment to the Executive and the Executive desires to be employed by Company.
C.	The Company and the Executive agree to enter into an Employment Agreement providing for the term set forth in Article I below on the terms and conditions herein provided.

In consideration of the mutual promises set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

Term of Employment

1.01 Term. Subject to the provisions of Article V, and upon the terms and subject to the conditions set forth herein, the Company will continue to employ Executive for the period beginning on the date the Company’s stock begins trading on the Nasdaq Capital Market (the “Commencement Date”) and ending on the third (3rd) anniversary of such date (the “Initial Term”). The Initial Term shall be automatically renewed for successive consecutive one (1) year periods (each, a “Renewal Term” and the Initial Term and Renewal Term are collectively referred to as the “term of employment”) thereafter unless either party sends written notice to the other party, not less than 90 days before the end of the then-existing term of employment, of such party’s desire to terminate the Agreement at the end of the then-existing term, in which case this Agreement will terminate at the end of the then-existing term. Executive will serve the Company during the term of employment.

ARTICLE II

Duties

2.01. During the term of employment, Executive will: (i) Promote the interests, within the scope of his duties, of the Company and devote his full working time and efforts to the Company’s business and affairs, except as otherwise permitted by the Board of Directors of the Company (the “Board”); (ii) Serve as the Chief Executive Officer of the Company; and (iii) Perform the duties and services consistent with the title and function of such office, including without limitation, those set forth in the By-Laws of the Company.

ARTICLE III

Base Compensation

3.01 Base Salary. The Company will compensate Executive for the duties performed by him hereunder by payment of a base salary at the rate of Four Hundred Thousand Dollars ($400,000) per annum (the “Base”), payable in equal semi-monthly installments, subject to customary withholding taxes and other normal and customary withholding items. The Base will be increased on January 1st of each year by to the higher of: (i) an amount as may be determined by the Board in its sole discretion; or Fifty Thousand Dollars ($50,000) per annum over the then-existing Base. All dollar references contained herein shall be references to United States dollars.

3.02 Cash Bonus. In the event the Company’s Board of Directors (the “Board”) determines, in its sole discretion, that Executive has satisfactorily performed his duties as set forth herein, the Company shall pay to the Executive, in addition to the Base, an annual cash bonus equal to the higher of: (i) an amount as may be determined by the Board in its sole discretion; or (ii) 1.5% of the Company’s total gross revenues for the Company’s fiscal year ending October 31st of each year during the term (the “Cash Bonus”). The Cash Bonus, if any, shall be paid to Executive by December 31st of each year during the term of this Agreement.

3.03 Stock Bonus. The Executive will participate in the Bruush Oral Care, Inc. 2022 Omnibus Securities and Incentive Plan. Pursuant to such Plan, the Board has approved One Million (1,000,000) Restricted Stock Units (“RSUs”) for Executive, which shall vest over 3 years in equal installments, with 1/3 of the RSUs vesting on June 30, 2023, 1/3 of the RSUs vesting on June 30, 2024 and 1/3 of the RSUs vesting on June 30, 2025. In addition, if the Board determines, in its sole discretion, that Executive has satisfactorily performed his duties as set forth herein, Executive shall receive stock-based bonuses (the “Stock Bonus”) equal to higher of: (i) an amount as may be determined by the Board in its discretion; or (ii) Two Hundred Fifty Thousand (250,000) shares of the Company’s common stock when the Company reaches a market capitalization of Fifty Million Dollars ($50,000,000), followed by Five Hundred Thousand (500,000) shares of the Company’s common stock for each One Hundred Million Dollar ($100,000,000) increase in market capitalization of the Company, with the first market capitalization threshold being One Hundred Million Dollars ($100,000,000). As such, the Executive will receive a Stock Bonus of Five Hundred Thousand (500,000) shares of the Company’s common stock when the Company reaches a market capitalization of One Hundred Million Dollars ($100,000,000), an additional Five Hundred Thousand (500,000) shares of the Company’s common stock when the Company reaches a market capitalization of Two Hundred Million Dollars ($200,000,000), an additional Five Hundred Thousand (500,000) shares of the Company’s common stock when the Company reaches a market capitalization of Three Hundred Million Dollars ($300,000,000), and so on. The Stock Bonus is based on the shares outstanding on the Commencement Date and shall be granted anti-dilution treatment based on the shares outstanding on the Commencement Date.

ARTICLE IV

Reimbursement and Employment Benefits

4.01 Health and Other Medical. Executive shall be eligible to participate in all health, medical, dental and life insurance employee benefits that are available from time to time to other key executive employees (and their families) of the Company, including a Life Insurance Plan, Medical and Dental Insurance Plan, and a Long-Term Disability Plan (the “Plans”). The Company shall pay all premiums with respect to such Plans. To the extent that such reimbursement is deemed to be includable in Executive’s gross income and taxable, the Company shall pay to the Executive an additional amount that shall be computed to cause the tax expenses associated with the payment of benefits and the reimbursement thereof to be received by the Executive with effectively no net tax expense to the Executive (the “Gross-Up Payment”).

4.02 Vacation. Executive shall be entitled to four (4) weeks of vacation per year, to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company. Any time not taken by Executive in one year shall be carried forward to subsequent years. If all such vacation and personal time to which Executive is entitled is not taken by Executive before the termination of this Agreement, Executive shall be entitled to be reimbursed upon termination (for any reason) for such lost time in accordance with the Base then in effect.

4.03 Performance-Enhancing Items. Executive shall be entitled to receive from the Company a home office and car allowance of Three Thousand Dollars ($3,000) per month. To the extent that any and all such reimbursements or payments by the Company are includable in Executive’s gross income and taxable, then the Company shall remit a Gross-Up Payment to the Executive.

4.04 Reimbursable Expenses. The Company shall, in accordance with its standard policies in effect from time to time, reimburse Executive for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company including, but not limited to, telephone, internet, air travel, hotels, ground transportation, entertainment and similar executive expenditures, provided that Executive submits all substantiation of such expenses to the Company on a timely basis in accordance with such standard policies.

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4.05 Savings Plan. Executive will be eligible to enroll and participate, and be immediately vested in (to the extent legally possible and in accordance with existing Company benefit plans), all Company savings and registered retirement savings or pension plans, if any. To the extent permissible by law and the Company’s benefit plan documentation and requirements, the Company shall match in cash fifty percent (50%) of all of Executive’s contributions to such plan or plans. To the extent that any and all such reimbursements or payments by the Company are includable in Executive’s gross income and taxable, then the Company shall remit a Gross-Up Payment to the Executive.

4.06 Life Insurance. The Company shall pay all premiums for Executive to receive on his term life insurance premiums paid by Executive on his own life, provided that the life insurance proceeds do not exceed ten (10) times the Executive’s previous year’s Base and Bonus. To the extent that any and all such reimbursements or payments by the Company are includable in Executive’s gross income and taxable, then the Company shall, on or before June 1 of the year after the payment is made, remit a Gross-Up Payment to the Executive.

4.07 Directors and Officers Liability Insurance. The Company will provide liability insurance coverage protecting Executive and his estate, to the extent permitted by law against suits by fellow employees, shareholders and third parties and criminal and regulatory investigations arising out of any alleged act or omission occurring with the course and scope of Executive’s employment with the Company. Such insurance will be in an amount not less than two million dollars ($2,000,000).

ARTICLE V

Termination

5.01 Automatic. This Agreement shall be automatically terminated upon the first to occur of the following:

(a) the Company’s termination pursuant to section 5.02:

(b) the Executive’s termination pursuant to section 5.03: or

(c) the Executive’s death.

5.02 By the Company. This Agreement may be terminated by the Company upon written notice to the Executive upon the first to occur of the following:

(a) Disability. Upon the Executive’s Disability (as defined herein). The term “Disability” shall mean the Executive cannot on a sustained basis physically or mentally perform the essential functions of the position with or without reasonable accommodations.

(b) Cause. Upon the Executive’s commission of Cause (as defined herein). The term “Cause” shall mean the following:

(i)	Any willful violation by Executive of any material provision of this Agreement or any other agreement entered into between the Company, or any of its affiliates, and Executive, causing demonstrable and serious injury to the Company, upon written notice of same by the Company describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.02(b)(i), which breach, if capable of being cured, has not been cured within sixty (60) days after such notice or such longer period of time if Executive proceeds with due diligence not later than ten (10) days after such notice to cure such breach; provided, however, that no such cure period shall be available in the event that the Board determines, in its sole discretion, that any such breach is not reasonably curable;

(ii)	Embezzlement by Executive of funds or property of the Company;

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(iii)	Fraud or willful misconduct on the part of Executive in the performance of his duties as an employee of the Company, or gross negligence on the part of Executive in the performance of his duties as an employee of the Company causing demonstrable and serious injury to the Company, provided that the Company has given written notice of such breach which notice describes in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.02(b)(iii), and which breach, if capable of being cured, has not been cured within sixty (60) days after such notice or such longer period of time if Executive proceeds with due diligence not later than ten (10) days after such notice to cure such breach; provided, however, that no such cure period shall be available in the event that the Board determines, in its sole discretion, that any such breach is not reasonably curable; or

(iv)	Being charged with a felony or a crime of moral turpitude.

For the avoidance of doubt, Executive shall continue to be employed by the Company under the terms of this Agreement – with all of its enumerated compensation, benefits and restrictions – even if his role at the Company shifts from Chief Executive Officer to another role, such as Executive Chairman. Upon a termination for Cause, the Company shall pay Executive his Base and benefits including vacation pay through the date of termination of employment and Executive shall receive no severance under this Agreement.

5.03 By the Executive. This Agreement may be terminated by Executive, and Executive may voluntarily resign, upon written notice to the Company for any reason by providing 30 days’ written notice.

5.04 Consequences of Termination Without Cause. Upon any termination of Executive’s employment with the Company, except for a termination for Cause, the Executive shall be entitled to: (a) a payment equal to two (2) years’ worth of the then-existing Base and the prior year’s Cash Bonus (the “Severance”); and (b) retain the benefits set forth in Article IV for the balance of the term and all outstanding compensation owing as of the termination date. The Severance shall be paid, at Executive’s option, either (x) in a lump sum upon termination or (y) as and when normal payroll payments are made (except in the case of the Cash Bonus which shall be payable in a lump sum between on December 31st of each year). As a condition to the Company’s obligation to pay said Severance, Executive shall execute a comprehensive release of any and all claims that Executive may have against the Company (excluding any claims for the Company to pay or provide Accrued Obligations and Severance Benefits) (Release of Claims) within twenty one (21) days of the effective date of termination of employment and Executive shall not revoke said release in writing within seven (7) days of execution.

ARTICLE VI

Covenants

6.01 Confidentiality. Executive shall treat as confidential and keep secret the affairs of the Company and shall not at any time during the term of employment or for a period of two (2) years thereafter, without the prior written consent of the Company, divulge, furnish, or make known or accessible to, or use for the benefit of, anyone other than the Company and its subsidiaries and affiliates any information of a confidential nature relating in any way to the business of the Company or its subsidiaries or affiliates or their clients and obtained by him in the course of his employment hereunder, provided, however, that confidential information of the Company shall not include any information known or available generally to the public (other than as a result of unauthorized disclosure by Executive).

6.02 Records. All records, papers, and documents kept or made by Executive relating to the business of the Company or its subsidiaries or affiliates or their clients shall be and remain the property of the Company.

6.03 Non-Solicitation. Following the termination of Executive’s employment hereunder for any reason except for those set forth in section 5.03 in which event this section is inapplicable, Executive shall not for a period of six (6) months from such termination, solicit any employee of the Company to leave such employ to enter the employ of Executive or of any person, firm, or Company with which Executive is then associated (except solicitation by general means such as newspapers). During Executive’s employment with the Company and for a period of 6 months after termination of Executive’s employment at any time and for any reason, except for those set forth in Section 5.03 in which event this section is inapplicable, Executive shall not, directly or indirectly, solicit any person who during any portion of the time of Executive’s employment or at the time of termination of Executive’s employment with the Company, was a client, customer, policyholder, vendor, consultant or agent of the Company to discontinue business, in whole or in part, with the Company. Executive further agrees that, during such time, if such a client, customer, policyholder, vendor, or consultant or agent contacts Executive about discontinuing business with the Company or moving that business elsewhere, Executive will inform such client, customer, policyholder, vendor, consultant or agent that he or she cannot discuss the matter further without the consent of the Company.

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6.04. Non-Competition. Executive agrees as follows, except in the event of a termination pursuant to Section 5.03, in which event this section is inapplicable:

(a)	Executive agrees that during the term of his employment with the Company, neither he nor any of his Affiliates (Executive’s Affiliates is defined as any legal entity in which Executive directly or indirectly owns at least a 50% interest or any entity or person which is under the control of the Executive) will directly or indirectly compete with the Company in any way in any business in which the Company or its Affiliates is engaged in, and that he will not act as an officer, director, employee, consultant, shareholder, lender, or agent of any entity which is engaged in any business of the same nature as, or in competition with the businesses in which the Company is now engaged or in which the Company becomes engaged during the term of employment; provided, however, that this Section shall not prohibit Executive or any of his Affiliates from purchasing or holding an aggregate equity interest of up to 10% in any publicly traded business in competition with the Company, so long as Executive and his Affiliates combined do not purchase or hold an aggregate equity interest of more than 10%. Furthermore, Executive agrees that during the term of employment, he will not accept any board of director seat or officer role or undertake any planning for the organization of any business activity competitive with the Company (without the approval of the Board of Directors) and Executive will not combine or conspire with any other Executives of the Company for the purpose of the organization of any such competitive business activity.

(b)	In order to protect the Company against the unauthorized use or disclosure of any confidential information of the Company presently known or hereinafter obtained by Executive during his employment under this Agreement, Executive agrees that for a period of six (6) months following the termination of this Agreement for any reason, neither Executive nor any of his Affiliates, shall, directly or indirectly, for itself or himself or on behalf of any other corporation, person, firm, partnership, association, or any other entity (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity):

(i)	engage or participate in any business, regardless of where situated, which engages in direct market competition with such businesses being conducted by the Company during the term of employment; or

(ii)	assist or finance any person or entity in any manner or in any way inconsistent with the intents and purposes of this Agreement.

6.05. Non-Disparagement. Executive agrees that at no time during his employment by the Company or thereafter, shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its respective directors, officers or executives. In addition, the Company agrees that its Board and executives will not disparage the Executive so long as the Executive separates from the Company in good standing and abides by all terms of this agreement and signed non-disclosure and non-compete agreements.

6.06 ..Scope and Duration. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope, or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.

6.07. Equitable Relief. Executive acknowledges that any breach by him of the provisions of this Article VI of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and agrees that, notwithstanding Article VIII hereof, the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, in the case of any such breach or attempted breach.

6.08. Authorization. The Company represents and warrants that this Agreement has been duly authorized, executed, and delivered on behalf of the Company and that this Agreement represents the legal, valid, and binding obligation of the Company and does not conflict with any other agreement binding on the Company.

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ARTICLE VII

Assignment

7.01. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company without relieving the Company of its obligations hereunder. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

ARTICLE VIII

Entire Agreement

8.01. Entire Agreement. This Agreement constitutes the entire understanding between the Company and Executive concerning his employment by the Company and supersedes any and all previous agreements between Executive and the Company or any of its affiliates or subsidiaries concerning such employment. Each party hereto shall pay its own costs and expenses (including legal fees) except as otherwise expressly provided herein incurred in connection with the preparation, negotiation, and execution of this Agreement. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.

ARTICLE IX

Applicable Law. Miscellaneous

9.01. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable therein. All actions brought to interpret or enforce this Agreement shall be brought in courts located in British Columbia, Canada.

9.02. Indemnification of Officers. The Company shall indemnify and hold harmless Executive to the full extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against or incurred by Executive or his legal representatives and arising in connection with Executive’s conduct or position at any time as a director, officer, employee, or agent of the Company or any subsidiary thereof. The Company shall not change, modify, alter, or in any way limit the existing indemnification and reimbursement provisions relating to and for the benefit of its directors and officers without the prior written consent of the Executive, including any modification or limitation of any directors and officers liability insurance policy.

9.03. Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.

9.04. Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.05. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

9.06. Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:

Bruush Oral Care Inc.

By:
Name:	Kia Besharat
Title:	Director

Executive:

Aneil Manhas

Aneil Manhas

Signature Page to Executive Employment Agreement